Exhibit 11- Statement Re Computation of Earnings Per Share

	Three Months Ended
	June 30,
	2007	2006
Basic:
Average shares outstanding	13,619,287	13,712,416
Net income	$ 8,206,566	$ 7,524,050
Per share amount	$0.60	$0.55
Diluted:
Average shares outstanding	13,619,287	13,712,416
Net effect of dilutive stock options - based on the treasury stock method using average market price	106,525	154,922
Diluted shares	13,725,812	13,867,338
Net income	$ 8,206,566	$ 7,524,050
Per share amount	$0.60	$0.54

Note: Antidilutive stock options totaling 306,619 shares were not included in the calculation of diluted earnings per share for the three months ended June 30, 2007. Antidilutive stock options totaling 158,376 shares were not included in the calculation of diluted earnings per share for the three months ended June 30, 2006.

	Six Months Ended
	June 30,
	2007	2006
Basic:
Average shares outstanding	13,615,187	13,692,242
Net income	$15,542,039	$14,720,242
Per share amount	$1.14	$1.08
Diluted:
Average shares outstanding	13,615,187	13,692,242
Net effect of dilutive stock options - based on the treasury stock method using average market price	111,570	154,922
Diluted shares	13,726,757	13,847,164
Net income	$15,542,039	$14,720,242
Per share amount	$1.13	$1.06

Note: Antidilutive stock options totaling 305,869 shares were not included in the calculation of diluted earnings per share for the six months ended June 30, 2007. Antidilutive stock options totaling 158,376 shares were not included in the calculation of diluted earnings per share for the six months ended June 30, 2006.